Exhibit 99.2

Don Volk - Kenexa - CFO

Thank you, Jen.  With me today is Rudy Karsan, our Chief Executive Officer, and Troy Kanter, our President and Chief Operating Officer. Today we will review Kenexa's first quarter 2010 results and provide guidance for the second quarter and full year 2010 and then we'll open up the call for questions.

Before we begin, let me remind you that this presentation may contain forward-looking statements that are subject to risks and uncertainties associated with the Company's business. These statements may contain among other things, guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property, and the development of products. Additional information that may affect the Company's business and financial prospects, as well as factors that would cause Kenexa's performance to vary from our current expectations are available in the Company's filings with the Securities and Exchange Commission.

Also, I would like to remind you that today's call may not be reproduced in any form without the expressed written consent of Kenexa.

We may refer to certain non-GAAP financial measures on this call. I will discuss the reconciliation of adjusted numbers to GAAP numbers and a reconciliation schedule showing the GAAP versus non-GAAP is currently available on our Company website, www.kenexa.com, with the press release issued after the close of market today.

I'll now turn the call over to Rudy Karsan. Rudy?

Rudy Karsan - Kenexa - Chief Executive Officer

Thanks Don. And thanks to all of you for joining us on the call to review our first quarter results, which were highlighted by a return to positive year-over-year revenue growth and cash flow that materially exceeded our reported profitability.

The underlying momentum of Kenexa’s business is evidenced by the continued growth of our deferred revenue and another strong quarter of competitive wins with large, global organizations – the combination of which provides us with confidence that our revenue run rate will increase in the second quarter.  While we will remain slightly cautious till we have another couple of quarters behind us, our optimism about Kenexa’s market position and long-term opportunity continues to grow.

Taking a look at our results for the quarter.  Subscription revenue was $33.3 million and total revenue was $39.7 million, which was consistent with our guidance and in the general range of what Kenexa delivered throughout 2009.  From a profitability perspective, non-GAAP operating income came in at $2.3 million.  This was also consistent with our expectations and reflected the increase in sales and marketing investments in the quarter – which speaks to the growing optimism we have for our medium-and-long-term outlook as we are aggressively pursuing market share gains and enhanced growth moving forward.

Deferred revenue was again strong, ending the quarter at $54.5 million, which was up from $50 million at the end of the prior quarter.  We also generated $8.8 million in cash flows from operations, which was a solid performance considering the strong cash flow generated during the fourth quarter.

From a high level perspective, the level of scrutiny on both IT and HR budgets remains at higher levels than pre-recession.  The unemployment rate of 9.7% remains well above levels associated with a healthy economic environment, and leading economists suggest that it may remain relatively high not only throughout 2010 but also through the end of 2011.  There are reasons to be optimistic longer-term, however.

First, we have recently witnessed stabilization in the unemployment rate, following a multi-year period of continual increases.  Second, while the unemployment rate is expected to remain relatively high, it is expected to come down over the balance of 2010 and during 2011 as well.  Finally, a recent survey of over 100 CEO’s from big US corporations estimated that they would add more jobs than they would be cutting for the first time in two years.

Over the last several quarters, the slight quarter-to-quarter improvement in the sales environment was apparent in the solid growth of our deferred revenue.  Given the earlier comments and visibility into recognizing revenue associated with increased sales activity the last several quarters, we currently expect Kenexa’s second quarter total revenue will be in the range of $41 to $43 million.  The mid-point of that range would represent sequential growth of 6% and nearly the same level of growth on a year-over-year basis.

We do not view the corner as completely turned at this point because we do not believe the economy is on a straight, up and to the right trajectory, which means spending decisions may still move at a measured pace in the near-term.  However, we are increasingly confident in the medium-to-longer term view of the HCM market, as well as our market position.

We continue to see a growing number of large, global organizations evaluating vendors based on the breadth of their offering, global footprint, domain expertise and ability to serve as a strategic partner to help customers implement best-practices.  We believe that Kenexa’s unique combination of strong technology, content and services positions Kenexa well to meet the evolving needs of these customers.

It’s not just Kenexa that has this view.  Last quarter, we announced that Gartner positioned Kenexa in the “Leaders Quadrant” of the e-Recruitment software vendor evaluation.  Following up on this acknowledgment, during the first quarter, IDC named Kenexa as a major player in the human capital management market based on the strength of our capabilities and strategies.

I would like to share some of their specific comments as I believe it validates our views. In particular, IDC said that Kenexa has strengths in global reach, tools to help prospects and clients justify investment, and a large R&D organization that takes advantage of offshore resources.  They added that differentiation in the market place is becoming harder to attain, but that Kenexa has global reach that enables it to stand out as a major player and our marks for innovation and R&D are increasing.

We are not resting from a product perspective.  Yesterday we formally launched the Kenexa 2x Platform to the marketplace, which provides the essential tools necessary for Human Resources professionals to transform and optimize the way their businesses are run.  Included in this release was our newly branded Kenexa 2x BrassRing, which is our Recruitment Technology for the largest organizations in the world; Kenexa 2x Recruit, which is our Recruitment Technology targeted at the mid-market; Kenexa 2x Onboard, which delivers an improved candidate-to-employee experience, while ensuring compliance with legal and corporate policies; and Kenexa 2x Mobile, which is a cutting-edge mobility solution for recruiters and hiring managers on the go.

By the end of 2010, we also plan to launch our 2x Perform solution, and further out we will be adding 2x Assess, 2x Analytics and 2x Survey to the 2x Platform.  Not only is Kenexa already in a very strong position from a technology perspective, but we believe that we are distancing ourselves from the competition with the release of this broad suite of solutions on our state-of-the-art Kenexa 2x platform.

The strength of our technology, and in particular our Kenexa 2x BrassRing offering, was further reinforced as we were recently named a finalist for the Best Human Capital Management Codie awards by the Software and Information Industry Association.

In total, we added over 30 preferred partners  during the first quarter, which is consistent with last quarter and up from the over 20 level for much of 2009.  It’s equally important that we continue to see a growing number of our new preferred partner relationships being for multiple elements of our end-to-end product suite.  The first quarter was one of our stronger quarters for winning head-to-head competitions in major, strategic deals.  Wins during the quarter included companies such as Aetna, Ingersoll Rand, SAP, KPMG, Adidas, Saudi Aramco, Diageo, Deloitte and Heinz to name a few.

In addition to our technology and value proposition being validated by leading industry analysts, product evaluators and the world’s largest organizations, we also find that Kenexa is viewed as a desirable place to work by top talent in the industry.  One of the reasons our expenses were at the higher-end of what we planned is we were able to hire in sales and marketing more quickly than we originally anticipated.  We are now at over 220 professionals in sales & marketing with a quarter over quarter increase of approximately 10%.  Our standards for hiring are at the same high levels as they have always been.  However, we are seeing more highly qualified sales and marketing professionals that are seeking to work with Kenexa because of our differentiated value proposition, momentum with the largest global organizations and approach to partnering with our customers.

The aspect of our business that faces the greatest headwinds as a result of the challenging economy is the services related component, which includes consulting and related offerings such as assessments and surveys.  While we expect our revenue to scale during the second quarter, we continue to expect services revenue to be variable during 2010 given the currently anticipated pace of the economic recovery.

The final component of our business that I will touch on is recruitment process outsourcing or RPO.  Our RPO revenue came in at just over $9 million, which was up slightly from the fourth quarter, and now represents a full year in which our RPO business has been stable.  We recently added Whirlpool as an RPO customer and our pipeline of opportunities is building as companies evaluate the timing of when they will re-engage on the hiring front, and when they do, the most efficient way to move forward.  We believe that our RPO business will serve as a source of leverage if the hiring environment improves over the next several years, but it is something that will take time.  Keep in mind that while hiring is expected to improve, unemployment is expected to remain at relatively high levels through next year.

From a summary perspective, we will remain slightly cautious until we have another few quarters under our belt, and we continue to be optimistic about Kenexa’s medium to longer-term outlook.  We are competing very well in engagements with the largest global organizations in the world, the strength of our technology continues to be reinforced, we are launching enhanced solutions on our 2x platform and our RPO business continues to firm.  We believe that we started to increase sales and marketing investments at the right time, and are confident that we will gain leverage on these investments over the long-term.

With that, let me turn it over to Don to review our financials in more detail.  Don?

Don Volk - Kenexa - CFO

Thanks, Rudy.  Let me begin by reviewing our results for the first quarter starting with the P&L. Total revenue for the first quarter was $39.7 million, consistent with our guidance of $38 to $40 million. Subscription revenue was $33.3 million, which was flat with the first and fourth quarters of 2009 and it represented 84% of our first quarter total revenue. Our services and other revenue came in at $6.4 million, up 11% sequentially and representing the remaining 16% of our first quarter total revenue.  We continue to expect our subscription revenue mix to be in the upper 70% to 80% range from a long-term perspective and in a more healthy economic environment.

From a geographic perspective, our revenue mix of domestic versus international revenue was 78/22%, compared to 77%/23% last quarter.  Movements in currency rates affected our revenues negatively by approximately $400,000.

From a detailed perspective, RPO represented approximately $6 million of our subscription revenue and just over $9 million of our total revenue in the first quarter, which is generally consistent with the fourth quarter.

Our clients typically purchase multi-year subscriptions with an average length of approximately two years. During the first quarter, overall renewal rates for our suite of solutions were over the 80% level.  We continue to expect renewal rates to improve to the 90+% range from a long-term perspective, as the business environment improves.

A common metric that we share which includes RPO along with our other consulting services and technology solutions is our P3 metric which measures the average annual revenue contribution of our top 80 customers. This metric came in at over $1 million during the first quarter, which was consistent with recent quarters.

Turning to profitability, we'll be providing non-GAAP measures for each first quarter 2010 expense category which exclude $1.3 million of share-based compensation charges associated with FAS123R and $900,000 of amortization of acquired intangibles.  All comparisons will be using the non-GAAP current period results.

Non-GAAP gross margin of 65% compared to 67% in the year ago and sequential quarter.  From an operating expense perspective, the  non-GAAP operating expenses of $23.7 million were up about $800,000 on a sequential basis and up from $22.0 million in the year ago quarter.  This led to non-GAAP income from operations of $2.3 million, consistent with our guidance and representing a 6% non-GAAP operating margin.  Non-GAAP EPS was $0.10 for the first quarter of 2010, above our guidance due to a positive impact on our tax rate.

Turning to our results on a GAAP basis, the following were expense levels determined in accordance with GAAP -- cost of revenue, $13.8 million, sales and marketing, $9.6 million, R&D, $2.3 million, and G&A, $9.8 million. For the first quarter, GAAP income from operations is $62,000.  Net loss allocable to common shareholders is $18,000 resulting in breakeven GAAP net income per share.  The reconciliation of non-GAAP to GAAP expenses and income from operations can be found in our press release and current report on Form 8-k filed with the SEC.

Turning to our balance sheet, Kenexa has cash, cash equivalents and investments of $62.6 million at March 31, 2010, an increase from $58.8 million at the end of the prior quarter.  Cash from operations was $8.8 million during the first quarter, which was a strong performance considering our fourth quarter cash flow benefitted from timing factors as well as a greater number of customers that paid up front for their transactions.

Accounts receivable DSO were 59 days at the end of the quarter, compared to 62 days at the end of last quarter.  And our deferred revenue at the end of the quarter was $54.5 million, up $4.5 million from the end of the fourth quarter and up 32% from the end of the first quarter of 2009.

I'd now like to turn to guidance and begin with the full year 2010.  Assuming continued stabilization in the unemployment rate and a slightly improved business environment in the second half of the year, we are currently expecting revenue to be in the range of $162 million to $169 million, which is an increase from our prior guidance of $160 to $168 million.

From a profitability perspective, we previously provided guidance of $14.5 million to $18.5 million.  We are pleased that the company was able to get off to a faster-than-expected start with respect to onboarding sales resources.  Taking into consideration these hires and related expenses associated with making sales resources productive, as well as incremental  investments in sales and marketing, we are tracking closer to the mid-part of our full year non-GAAP operating income range at this time.

As a reminder, we expect that our 2010 non-GAAP operating margin will be depressed by approximately 250 basis points as a result of litigation expenses related to the patent lawsuit that we are pursuing.

Assuming an effective tax rate for reporting purposes of approximately 20% and approximately 23.2 million shares outstanding, we expect non-GAAP net income per diluted share to be $0.52 to $0.66 for the full year 2010.  As we are currently tracking closer to the mid-part of our non-GAAP operating income range, the same would hold true for non-GAAP EPS.

Turning to the second quarter of 2010.  We are targeting revenue in the range of $41 million to $43 million, which would mark the first material sequential gain in revenue and increased quarterly target range that we have cited since the beginning of 2009.  We are confident in our second quarter outlook based on the fact that the revenue step up is largely based on the ability to recognize revenue associated with prior sales activity.  The on-going momentum of our business is more reflected in the slight uptick of our full year revenue target.

We are targeting second quarter non-GAAP operating income of $3.7 million to $3.9 million, which is a step up from our first quarter profitability level and reflects a full quarter’s impact of the increased sales resources that were brought on board during the first quarter.

Assuming a 20% effective tax rate for reporting purposes and 23.2 million shares outstanding, we expect non-GAAP net income per diluted share to be $0.12 to $0.13 for the second quarter.

In summary, we are pleased with the company’s first quarter financial results.  Looking ahead, we are investing in the business because we are optimistic that the demand environment is firming and we believe that Kenexa is well positioned to gain share as a result of our strong market position, differentiated value proposition and the ramping of our Kenexa 2x launch.  We believe that we are returning to growth mode, and while we are executing against our plan of increasing investments in 2010, we are still delivering profitability, positive  cash flow and we are confident in our long-term operating model, which the company has already proven in the past.

We'd now like to turn it over to Jen to begin the Q&A session.